Summer Infant, Inc. Reports Third Quarter 2013 Results

Cost Reduction Initiatives Drive 22% Decrease in SG&A Expenses; Announces Additional Cost Reduction Initiatives

WOONSOCKET, RI -- (Marketwired - November 14, 2013) - Summer Infant, Inc. ("Summer Infant" or the "Company") (NASDAQ: SUMR), a global developer and distributor of juvenile health, safety and wellness products, today announced financial results for the third quarter ended September 30, 2013.

Management Comments

"We continued to execute on our profitability improvement strategy, which includes ending two major licensing agreements to focus on building the Summer and Born Free brands, reducing our presence in the furniture category, and implementing operational excellence initiatives," said Jason Macari, President and Chief Executive Officer. "As a result, we generated efficiency gains and reduced Selling and G&A expenses by 22% year over year. We experienced lower sales due to inventory contraction with several large retailers, SKU rationalization, exiting two major licensing agreements and lower monitor sales. The lower monitor sales were the result of competition and the repositioning of our monitor offering to the new Wi-Fi monitor and a fully updated monitor line to be launched in 2014.

"Given the lower sales volume and our expectation that our strategy to enhance profitability and rebuild sales volume will take longer than initially expected, we are implementing new cost-reduction actions during the fourth quarter of 2013. These actions will include reductions in global staff and temporary and contracted labor, reductions in professional fees and overall expenses, and merit increase deferrals. We expect this will result in an estimated charge of $0.5 million in Q4 2013 and annualized savings of approximately $5.0 million.

"Despite disappointing sales, there were positive highlights as we focused on top-line growth with all of our customers and have had specific success with growing sales to small- and mid-sized specialty customers. Revenues to these customers grew by 14% year-to-date. We also continue to partner closely with our large retailers and have positive momentum as we have gained new listings for 2014. Given the growing opportunity for online sales, we are focusing additional resources on driving our e-com business to ensure that we are well-positioned on all of our online customer websites, and marketing our products effectively online.

"We are excited about our latest Wi-Fi monitor, expected in December, and are optimistic that this innovative product will help us to drive revenues in this important category. The Wi-Fi monitor, which was well received at the ABC Kids Expo in October, is just one in a line of new monitors that we expect to introduce in the coming quarters. We also expect to launch new products during the next several months in a variety of categories, including an expanded line of wearable blankets to complement our class-leading SwaddleMe product line, additional models and fashion in the gear line, a new line of Born Free and Summer sippy cups, expanded travel accessories, and a new classic bedding line.

"Going forward, we will continue to focus on developing and launching innovative new products across our core categories, building the Summer and Born Free brands, and driving profitability with our streamlined operations. We believe this strategy will result in sustainable profitable growth, improved cash flow generation and increased shareholder value over the long-term," said Macari.

Due to improvements to working capital management and a focus on cash management, the Company has reduced debt by $27.9 million from September 30, 2012 and by $16.0 million from December 31, 2012.

Loan Agreement

On November 8, 2013, the Company entered into loan amendments with its banks that accelerate the transition from a monthly EBITDA covenant to a monthly fixed charge coverage ratio. The transition to the fixed charge coverage ratio covenant had been scheduled for March 31, 2014 but is now effective for periods from and after September 30, 2013. In addition, the Company established the senior leverage ratios under the Company's term loan agreement effective for monthly periods ending on and after February 28, 2014.

"Our focus on working capital management, reduction of debt and the support of our banks have allowed Summer Infant to transition to loan covenants that we believe will provide us with more flexibility to manage our business," concluded Macari.

Third Quarter 2013 Results

Net revenues for the three months ended September 30, 2013 were $50.5 million compared with $64.0 million for the three months ended September 30, 2012.

Gross profit for the third quarter of 2013 was $15.0 million compared with $19.6 million in the third quarter of 2012. Gross profit as a percentage of net sales was 29.7% for the third quarter of 2013 compared with 30.7% in the third quarter of 2012. The decline was attributable to lower year-over-year sales as well as product mix.

General and administrative expenses decreased to $9.3 million for the third quarter of 2013 compared with $10.2 million a year ago. The decline is attributable to the cost reductions initiated in 2012 and in the first quarter of 2013.

Selling expenses were $4.9 million for the third quarter of 2013 compared with $8.0 million for the third quarter of 2012. The decrease was primarily attributable to lower sales as well as additional cost controls implemented over retailer program costs, such as promotions, consumer advertising, cooperative advertising, and lower royalty costs under licensing agreements as part of the Company's strategy to discontinue certain licensing arrangements.

The Company reported a net loss of $1.3 million, or $0.07 per share, in the third quarter of 2013, compared with a net loss of $65.0 million, or $3.63 per share, in the third quarter of 2012. The net loss for the 2012 period included a goodwill and intangible impairment charge of $69.8 million.

Adjusted EBITDA for the third quarter of 2013 was $1.5 million compared with $1.6 million in adjusted EBITDA in the third quarter of 2012. Adjusted EBITDA for the third quarter of 2013 includes $0.4 million in permitted add back charges compared with no permitted add back charges in the third quarter of 2012.

Adjusted EBITDA is a non-GAAP metric that excludes various items that are detailed in the financial tables and accompanying footnotes reconciling GAAP to non-GAAP results contained in this release. An explanation of these measures also is included under the heading below "Use of Non-GAAP Financial Information."

Balance Sheet

As of September 30, 2013, the Company had approximately $1.4 million of cash and $49.5 million of debt compared with $3.1 million of cash and $65.5 million of debt on December 31, 2012. This represents a $16.0 million reduction of debt from December 31, 2012 and a $27.9 million reduction in debt from September 30, 2012.

The management of the Company's working capital has been a key focus. Inventory at September 30, 2013 was $40.0 million compared with $48.6 million at September 30, 2012. The inventory reduction is the result of the Company's efforts to transition some category sales to direct import, improved inventory forecasting capabilities and reduction in SKUs. Trade Receivables as of September 30, 2013 was $35.3 million compared with $53.0 million as of September 30, 2012. The accounts receivable reduction is the result of lower sales, but also improved payment terms with customers, and centralizing the collections function into Summer's corporate office. Accounts Payable and Accrued Expenses as of September 30, 2013 was $31.0 million compared with $38.2 million as of September 30, 2012. The Company procures its inventory on credit terms and its current practice is to submit payments weekly. These working capital improvements reduced the Company's year-over-year investment in working capital by $19.1 million.

Conference Call Information

Summer Infant, Inc. will host a conference call today, Thursday, November 14, 2013 at 5:00 p.m. Eastern Time, to discuss financial results for its third quarter ended September 30, 2013. This live webcast can be accessed by visiting the "Investor Relations" section of the Company's website at www.summerinfant.com. Investors may also listen to the call via telephone by dialing (877) 407-5790 or (201) 689-8328. An archive of the webcast will be available on the Company's website for approximately one year.

About Summer Infant, Inc.

Based in Woonsocket, Rhode Island, the Company is a global designer, marketer, and distributor of branded juvenile health, safety and wellness products (for ages 0-3) which are sold principally to large North American and European retailers. The Company currently markets its products in several product categories such as monitors, safety, nursery, feeding, gear and furniture. Most products are sold under the core brand names of Summer® and Born Free®. Significant products include audio/video monitors, safety gates, bath tubs and bathers, durable bath products, bed rails, swaddling blankets, baby bottles, warming/sterilization systems, booster and potty seats, bouncers, travel accessories, high chairs, swings, car seats, strollers, and nursery furniture. Over the years, the Company has completed several acquisitions and added products such as cribs, swaddling, and feeding products. For more information about the Company, please visit www.summerinfant.com.

Use of Non-GAAP Financial Information

This release and the referenced webcast include presentations of non-GAAP financial measures, including Adjusted EBITDA, adjusted net income and adjusted earnings per share. Adjusted EBITDA means earnings before interest and taxes plus depreciation, amortization, non-cash stock-based compensation expenses and other items added back as detailed in the reconciliation table included in this release and (ii) adjusted net income and adjusted earnings per share mean net income excluding certain items as detailed in the reconciliation table included in this release. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. The Company believes that the presentation of these non-GAAP financial measures provide useful information to investors to better understand, on a period-to-period comparable basis, financial amounts both including and excluding these identified items, and they indicate more clearly the ability of the Company's assets to generate cash sufficient to pay interest on its indebtedness, meet capital expenditure and working capital requirements, comply with the financial covenants of its loan agreements and otherwise meet its obligations as they become due. These non-GAAP measures should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in the Company's consolidated financial statements as an indicator of financial performance or liquidity. The Company provides reconciliations of these non-GAAP measures in its press releases of historical performance. Because these measures are not determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

Certain statements in this release that are not historical fact may be deemed "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby. These statements are accompanied by words such as "anticipate," "expect," "project," "will," "believes," "estimate" and similar expressions, and include statements regarding the Company's expectations regarding (i) its strategy to improve long-term profitability, build sales volume and sustain profitable growth and create shareholder value, (ii) its ability to realize cost savings from its cost reduction initiatives, (iii) its ability to grow sales to specialty customers and online, and (iv) the expected launch of its Wi-Fi monitor and other new products. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the concentration of the Company's business with retail customers; the ability of the Company to compete in its industry; the Company's ability to continue to control costs and expenses; the Company's dependence on key personnel; the Company's reliance on foreign suppliers; the Company's ability to develop, market and launch new products; the Company's ability to grow sales with existing and new customers; the Company's ability to meet required financial covenants under its loan agreements; and other risks as detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and subsequent filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this release.

                            Summer Infant, Inc.
             Consolidated Statements of Operations (unaudited)
   (amounts in thousands of US dollars, except share and per share data)

                            Three Months Ended         Nine Months Ended
                               September 30,             September 30,
                             2013         2012         2013         2012
                         -----------  -----------  -----------  -----------

Net revenues             $    50,538  $    63,984  $   163,435  $   188,714
Cost of goods sold            35,521       44,359      112,859      127,198
                         -----------  -----------  -----------  -----------
Gross profit                  15,017       19,625       50,576       61,516
General & administrative
 expenses (including
 stock option expense)         9,298       10,209       28,196       31,707
Selling expense                4,855        7,968       16,054       21,739
Depreciation and
 amortization                  1,499        2,050        4,916        5,728
Other expense (4)                  -       69,796            -       69,796
                         -----------  -----------  -----------  -----------
Operating income (loss)         (635)     (70,398)       1,410      (67,454)
Interest expense                (945)        (938)      (3,128)      (2,557)
                         -----------  -----------  -----------  -----------

Loss before taxes        $    (1,580) $   (71,336) $    (1,718) $   (70,011)
Benefit for income taxes        (304)      (6,310)        (581)      (5,883)
                         -----------  -----------  -----------  -----------
    Net loss             $    (1,276) $   (65,026) $    (1,137) $   (64,128)
                         ===========  ===========  ===========  ===========

Loss per diluted share   $     (0.07) $     (3.63) $     (0.06) $     (3.59)

Shares used in fully
 diluted EPS              17,968,977   17,926,885   17,912,970   17,870,502

Reconciliation of Non-
 GAAP EBITDA
Net loss                 $    (1,276) $   (65,026) $    (1,137) $   (64,128)
Plus: interest expense           945          938        3,128        2,557
Plus: benefit for income
 taxes                          (304)      (6,310)        (581)      (5,883)
Plus: depreciation and
 amortization                  1,499        2,050        4,916        5,728
Plus: non-cash stock
 based compensation
 expense                         213          147          729          766
Plus: goodwill and
 intangible impairment
 (4)                               -       69,796            -       69,796
Plus: permitted add-
 backs (1)                       447            -        1,686            -
                         -----------  -----------  -----------  -----------
    Adjusted EBITDA      $     1,524  $     1,595  $     8,741  $     8,836
                         -----------  -----------  -----------  -----------

Reconciliation of
 Adjusted EPS
Net loss                 $    (1,276) $   (65,026) $    (1,137) $   (64,128)
Plus: permitted add-
 backs (2)                       321            -        1,213            -
Plus: unamortized
 deferred financing
 costs(3)                          -            -          243            -
Plus: goodwill and
 intangible impairment             -       63,936            -       63,936
Plus: loss on certain
 close-out sales in
 January & February                -            -           96            -
                         -----------  -----------  -----------  -----------
Adjusted Net Income
 (loss)                  $      (955) $    (1,090) $       415  $      (192)
                         -----------  -----------  -----------  -----------

Adjusted Earnings (loss)
 per diluted share       $     (0.05) $     (0.06) $      0.02  $     (0.01)

(1) 2013 Permitted add-backs consist of items that the Company is permitted to add-back to the calculations of consolidated EBITDA under its loan agreement. Permitted add-backs for the the three months ended September
    30, 2013 consisted of losses on certain close-out sales ($39), Board
    Fees ($123), Disney-related scrap ($205), severance ($11), and special projects ($69). Permitted add-backs for the nine months ended September
    30, 2013 consisted of losses on certain close-out sales ($460), consulting fees ($242), severance costs ($186), Board Fees ($264),
    Disney-related scrap ($337), and special projects ($197).

(2) 2013 Permitted add-backs consist of items that the Company is permitted to add-back to the calculations of consolidated EBITDA under its loan agreement. Permitted add-backs for the the three months ended September
    30, 2013 consisted of losses on certain close-out sales (Gross $39/Net
    $28), severance costs (Gross $11/Net $8), Board Fees (Gross $123/Net
    $88), Disney-related scrap (Gross $205/Net $147), and special projects
    (Gross $69/Net $50). Permitted add-backs for the nine months ended
    September 30, 2013 consisted of losses on certain close-out sales (Gross
    $460/Net $331), consulting fees (Gross $242/Net $174), severance costs
    (Gross $186/Net $134), Board Fees (Gross $264/Net $190), Disney-related scrap (Gross $337/Net $242), and special projects (Gross $197/Net $142).

(3) Write off of unamortized deferred financing costs for Bank of America retired loan, Gross $338/Net $243.

(4) The intangible asset impairment charge in the third quarter of 2012 has been retrospectively adjusted to properly state the interim periods within the fiscal year ended December 31, 2012.

                             Summer Infant, Inc.
                         Consolidated Balance Sheet
                    (amounts in thousands of US dollars)

                                                September 30,  December 31,
                                                    2013           2012
                                                 (unaudited)
Cash and cash equivalents                      $        1,426 $        3,132
Trade receivables, net                                 35,328         45,299
Inventory, net                                         39,960         49,823
Property and equipment, net                            14,984         16,834
Other intangibles, net                                 21,032         21,556
Other assets                                            4,757          3,676
                                               -------------- --------------
    Total assets                               $      117,487 $      140,320
                                               ============== ==============

Accounts payable and accrued expenses          $       30,992 $       37,138
Current portion of long-term debt                       2,075            770
Long term debt, less current portion                   47,409         64,767
Other long term liabilities                             3,349          3,498
Deferred tax liability                                  4,205          4,194
                                               -------------- --------------
    Total liabilities                                  88,030        110,367

Total stockholders' equity                             29,457         29,953
                                               -------------- --------------
    Total liabilities and stockholders' equity $      117,487 $      140,320
                                               ============== ==============

Contact:

Paul Francese
Chief Financial Officer
Summer Infant, Inc.
(401) 671-6572

or

David Calusdian
Sharon Merrill Associates, Inc.
(617) 542-5300
SUMR@investorrelations.com